Exhibit 10.2

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (the “Agreement”), dated and effective as of the 15th day of June, 2006 (the “Effective Date”), by and between SANKOSHA ENGINEERING CO., LTD., a Japanese corporation (“Licensor”) and ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company (“Licensee”).

WHEREAS, Licensor and Licensee have entered into an Asset Purchase Agreement, dated as of June 15, 2006 (the “Purchase Agreement”) pursuant to which Licensee agreed to sell to Licensor, and Licensor agreed to purchase from Licensee, the Purchased Assets (as defined in the Purchase Agreement), as more particularly set forth in the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, Licensor has purchased the trademark AJAX and has agreed to license such trademark to Licensee according to the terms set forth in the Purchase Agreement and, more particularly, as provided herein; and

WHEREAS, Licensor and Licensee wish to enter into an agreement to reflect the terms of the Purchase Agreement whereby Licensee will be a non-exclusive licensee of the Licensed Mark (as hereinafter defined) in connection with the sale of complete, finished, commercial laundry pressing and finishing equipment and accessories therefore and service and repair parts and components for a limited period of time, all as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions.

(a) “Licensed Products” means (i) complete, finished, commercial laundry pressing and finishing equipment and accessories therefor (“Whole Products”), and (ii) service and repair parts and components for Whole Products, which service and repair parts and components are manufactured in accordance, in all material respects, with the Technical Information (“Spare Parts”).

(b) “Licensed Mark” means the trademark “AJAX” and any registrations thereof in any country.

Other capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

2.	Grant of License.

(a) Licensor hereby grants to Licensee a nontransferable, non-exclusive, royalty-free, fully paid-up and worldwide license to use the Licensed Mark only in connection with the sale of (a) Whole Products through and including October 31, 2006 in order to allow Licensee to deplete Licensee’s finished goods inventories; and (b) Spare Parts (manufactured or sold by Licensee) for a period of ten years after the date of this Agreement.

(b) Licensee shall not use the Licensed Mark on any goods or products other than Licensed Products manufactured or sold by Licensee. For avoidance of doubt, the parties specifically agree the Licensee shall not have the right or license to manufacture or use the Licensed Mark upon or in conjunction with the manufacture and/or sale of any service and repair parts or components for any products manufactured by Licensor and its related companies, except to the extent that such service and repair parts or components are manufactured, in all material respects, in accordance with the Technical Information.

(c) Licensee shall not sublicense or grant any third parties any right to use or otherwise exploit the Licensed Mark. Notwithstanding the foregoing, Licensee shall have the right to sell Licensed Products to its distributors of Licensed Products throughout the respective time periods set forth in Section 2(a) above in conjunction with such distributors’ sale and distribution of Licensed Products on behalf of Licensee, provided that Licensee (on behalf of each such distributor) remains responsible and solely liable for all Quality Standards, quality assurances, marking and advertising and other obligations with respect to Licensee’s use of the Licensed Mark in accordance with the terms of this Agreement.

(d) Promptly after the execution of this Agreement, Licensee shall advise its distributors that Licensee has sold and transferred the Licensed Mark and other intellectual property as it relates to Licensed Products to Licensor and that in conjunction therewith, such distributors may only (i) use the Licensed Mark in conjunction with the sale of Licensed Products purchased from Licensee (or its predecessors), and (ii) after October 31, 2006, indicate in any advertising or other promotional/sales materials, that such distributors are authorized distributors of Spare Parts only (and not Whole Products); provided, however, that nothing contained herein shall restrict any such distributor from using the Licensed Mark (whether before or after October 31, 2006) in conjunction with its sale of Whole Products purchased from Licensee on or prior to October 31, 2006. Furthermore, Licensee shall not appoint any new or different distributors of Whole Products on and after the date of this Agreement, and shall not replace or substitute any distributors that may resign, be terminated or otherwise cease selling and/or distributing the Whole Products during the term of this Agreement.

3.	Ownership of the Licensed Mark.

(a) Licensee hereby acknowledges and agrees that Licensor is and shall at all times remain the owner of all right, title and interest in and to the Licensed Mark and nothing in this Agreement shall give Licensee any right, title or interest in or to the Licensed Mark other than the right to use the Licensed Mark in accordance with this Agreement. Licensee shall do nothing inconsistent with Licensor’s ownership of the Licensed Mark. Any and all use of the Licensed Mark by Licensee shall inure solely and exclusively to the benefit of and be on behalf of Licensor. Licensee further agrees that during the term of this Agreement and thereafter, Licensee will not attack Licensor’s right, title or interest in and to the Licensed Mark or attack the validity or registration of the Licensed Mark and this Agreement.

(b) Licensee shall not at any time after the date hereof apply for or obtain any registration of the Licensed Mark (or any variations thereof, any similar marks or any marks in combination therewith) in any country or do or suffer to be done any other act or thing which might in any way impair the rights of Licensor in and to the Licensed Mark. Licensee hereby covenants that it will not directly or indirectly undertake any action anywhere which in any manner might, to its knowledge, infringe, impair the validity, scope or title of Licensor in the Licensed Mark during the term of this Agreement or thereafter. Licensee agrees to cease use of the Licensed Mark in any manner with respect to Whole Products and Spare Parts immediately upon expiration of the periods set forth in paragraph 7 hereof, or earlier termination in accordance with the terms of this Agreement.

(c) Licensee agrees that it will not use the name of Licensor or the Licensed Mark or any other name or mark similar thereto as a part of its tradename, corporate name or trading designation, or in any other manner whatsoever, except to the extent authorized hereunder.

4.	Markings and Advertising.

Licensee shall submit to Licensor for Licensor’s prior written approval, which such approval shall not be unreasonably withheld by Licensor, all packaging, advertising, labels, stickers, decals and other materials or matter upon which the Licensed Mark appears, or is intended to appear or be used in relation to the Licensed Products; provided however, that Licensor hereby approves Licensee’s use of the Licensed Mark in the same manner as the Licensed Mark has been used by Licensee as of the Effective Date (and the same shall be deemed to be satisfactory to and approved by Licensor for all purposes of this Agreement). Licensee shall only use the Licensed Mark in a manner, form, style and appearance reasonably satisfactory to Licensor. Licensee shall use all commercially reasonable efforts to amend to the reasonable satisfaction Licensor any packaging, advertising, labels, stickers, decals or other materials or matter which are not approved by Licensor.

5.	Quality Assurances. Licensee hereby covenants that (a) the nature and quality of all Licensed Products sold by Licensee under the Licensed Mark pursuant to this Agreement, as well as any advertising and promotional materials relating to the same, shall be of at least the same grade and quality as that offered or provided by Licensee under the Licensed Mark immediately prior to the Closing (and Licensee shall not depart therefrom in any material respect without Licensor’s prior written consent), and (b) all Licensed Products will be manufactured, sold and distributed in accordance with all applicable laws and regulations. Periodically, upon the request of Licensor, Licensee shall furnish to Licensor, free of cost for its approval, a reasonable number of samples of each Licensed Product, its cartons, containers, and packaging and wrapping materials. The quality of such Licensed Products as well as any carton, container or wrapping material shall be subject to the approval of Licensor (which such approval shall not be unreasonably withheld by Licensor). In the event that the Licensed Products do not conform to the quality standards referenced in Paragraph 6 hereof in any material respects, Licensee shall cease the manufacture, assembly, sale and distribution of the Licensed Products until any such deficiencies therein have been remedied to the reasonable satisfaction of Licensor. Licensee shall at all times be and remain solely and exclusively responsible for all warranty claims and other claims of any nature whatsoever made by any third parties whatsoever relative to the Licensed Products sold by Licensee.

6.	Quality Standards. Licensor is familiar with the quality of the Licensed Products offered or provided by Licensee immediately prior to the Closing, and such quality is acceptable to Licensor as the current standard of quality for the Licensed Products and is hereby approved by Licensor. If Licensor has a reasonable basis to conclude that Licensee is not adhering to the quality assurances as set forth in Section 5 or the quality standards as set forth in this

Section 6 (collectively the “Quality Standards”), Licensor shall have the right and privilege to inspect: (i) upon 15 days prior written notice and only during normal business hours, the premises upon which Seller manufacturers and/or assembles the Licensed Products (but only that portion of the premises in which the Licensed Products are manufactured or assembled), and (ii) the bill of materials and methods of manufacture and/or assembly of the Licensed Products, in each case only to the extent necessary or appropriate to determine Licensee’s compliance or non-compliance with Quality Standards. Licensor will not be permitted to use any electronic recording devices of any nature (including audio and/or video recording devices) during any such physical inspection of Licensee’s premises.

7.	Term and Termination.

(a) The term of this Agreement shall commence on the Effective Date and shall expire (i) on October 31, 2006 relative to the sale of Whole Products (the “Whole Products Expiration Date”) and (ii) on June 15, 2016 relative to the sale of Spare Parts (the “Spare Parts Expiration Date”), unless sooner terminated in accordance with the terms and provisions of this Agreement. Thereafter, this Agreement may only be renewed upon the express written consent of the parties hereto.

(b) Any termination of this Agreement as provided herein shall not in any manner affect the rights and obligations of the parties hereto which have accrued hereunder prior to such termination, including without limitation, the rights and obligations of the parties relative to the warranties and indemnities set forth herein.

(c) Upon and after the passage of the Whole Products Expiration Date (as to Whole Products) and the Spare Parts Expiration Date (as to Spare Parts) or other termination of this Agreement, all rights granted to Licensee hereunder (as to Whole Products and/or Spare Parts, as the case may be) shall forthwith cease and revert to Licensor and Licensee will refrain from any further use of the Licensed Mark or any further reference to it, direct or indirect, or any mark confusingly similar to the Licensed Mark. Notwithstanding anything to the contrary herein, Licensee shall not manufacture, assemble, sell or dispose of any Licensed Products covered by this Agreement after any termination based upon or as the result of (a) any breach of this Agreement by Licensee or the failure of Licensee to affix notice of trademark registration to any cartons or containers, packaging or wrapping material, or advertising, promotional or display material, in accordance with the terms of this Agreement, or (b) the departure by Licensee from the Quality Standards approved by Licensor pursuant to this Agreement. In addition to the foregoing obligations, Licensee shall destroy or, at Licensee’s option, return to Licensor any and all technical information and technical data in the possession of Licensee that is or was used by Licensee to manufacture and/or sell Licensed Products. Licensee shall not retain any copies, summaries or other compilations of any such technical information.

8.	Relationship of the Parties. The parties shall be deemed independent contractors and shall have no authority to bind the other to any contract, agreement or matter.

9.	Notice. All notices and communications provided for in this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the appropriate address as set forth in the Purchase Agreement, unless another address is substituted in writing by a party to this Agreement.

10.	Assignment. This Agreement is entered into in reliance upon and in consideration of the character, qualifications and representations of the parties. Neither this Agreement nor any of the rights, privileges or obligations herein shall be assigned, transferred or divided in any manner by either party without the prior written approval of the other party; provided, however, that (i) the Licensor or Licensee may assign this Agreement and their respective rights and obligations hereunder to one or more of their respective affiliates, and (ii) either party may assign this Agreement to a person or entity which acquires and succeeds to the business of such party (as it relates to this Agreement) without the consent of the other party. The foregoing to the contrary notwithstanding, Licensee shall not sublicense it rights under this Agreement without the express written consent of Licensor.

11.	Severability. If any section, paragraph, sentence, clause or other provision of this Agreement is held by a court of competent jurisdiction to be illegal, null and void or unenforceable, such determination shall not affect the remainder of this Agreement, and such remainder shall remain in full force and effect, to extent permitted by law.

12.	Applicable Law & Venue. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the application of any conflicts of law principles. Any action commenced hereunder shall be venued in the Eastern District of Wisconsin or Milwaukee County, Wisconsin.

13.	Waiver. The waiver of either party of any right hereunder or failure to perform or breach by the other party shall not be deemed as a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

14.	Scope of Agreement. This Agreement supersedes and terminates any and all prior agreements or contracts concerning the subject matter hereof, whether oral or in writing, which have been entered into between Licensor and Licensee prior to the Effective Date. This Agreement, together with the Purchase Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof. No change, termination, waiver, amendment or modification of any of the provisions hereof shall be binding upon the parties, unless in a writing signed by duly authorized representatives of the parties. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.	Indemnification. Licensee, at its sole cost and expense, hereby agrees to hold harmless, defend and indemnify Licensor from and against any and all liability, damages, claims, demands, losses, judgments, actions, causes of actions, and costs and expenses (including, but not limited to, attorneys’ fees, paralegal fees and other professional fees and expenses), of any nature whatsoever which may be asserted against and/or suffered or incurred by Licensor, by reason of, relating to or arising out of in any manner Licensee’s sale and distribution of Licensed Products, including, but not limited to, any claims arising out of or in connection with Licensee’s design, development, manufacture, assembly, packaging, distribution, sale, advertising or use of the Licensed Products, (hereinafter collectively referred to as “Liability Claims”). Liability Claims shall also include, but not be limited to, any of the following that relate directly to Licensed Products that were manufactured or sold by Licensee: (i) any claims arising by reason of any alleged trademark, copyright or patent infringement (ii) violation of any proprietary rights of any third parties, (iii) breach of warranty, (iv) negligence, or (v) any personal injury or death sustained by any third party whatsoever. In the event that any Liability Claims of any nature whatsoever are asserted against Licensor in any forum or jurisdiction, Licensee shall assume the defense and all costs of any suit or claim and shall indemnify and hold Licensor harmless from and against any and all losses, costs, damages, or expenses arising out of any such Liability Claims, and will pay or cause to be paid any and all judgments, awards or other amounts entered or awarded against Licensor.

16.	Purchase Agreement. Nothing contained in this Agreement shall be deemed to supersede, restrict, impair or diminish in any respect any of the obligations, agreement, covenants, representations or warranties of Licensor or Licensee contained in the Purchase Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

LICENSOR:		LICENSEE:

SANKOSHA ENGINEERING CO., LTD.		ALLIANCE LAUNDRY SYSTEMS LLC

By:	/s/ Mitsuyuki Uchikoshi	By:	/s/ Bruce P. Rounds
Name:	Mitsuyuki Uchikoshi	Name:	Bruce P. Rounds
Title:	President	Title:	VP-CFO

(Signature Page to Trademark License Agreement)